Exhibit 99.7

March 15, 2023

Jyong Biotech Ltd.

23F, No. 95, Section 1, Xintai 5th Road,
Xizhi District, New Taipei City,
Taiwan, 221 R.O.C.

Ladies and Gentlemen,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Jyong Biotech Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Ming Tsan Hsu
Name: Ming Tsan Hsu